Exhibit 99.1

    InterDigital Announces Second Quarter 2007 Financial Results

       Pro forma Net Income of $6.6 Million, or $0.13 Per Share
                    Diluted for Second Quarter 2007

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Aug. 8, 2007--InterDigital, Inc. (NASDAQ:IDCC) today announced financial and operating results for second quarter ended June 30, 2007. Highlights for second quarter include:

    -- Revenue of $55.0 million, including $53.2 million of recurring revenue

    -- Pro forma(1) net income of $6.6 million, or $0.13 per share (diluted) for second quarter 2007, excluding a $16.6 million non-recurring expense relating to the arbitral award arising from the company's arbitration with Federal Insurance Company

    --  U.S. GAAP net loss of $4.4 million, or $0.09 per share

    --  Cash and short-term investment position of $191.6 million

    "For the second quarter, InterDigital posted another strong quarter," commented William J. Merritt, President and Chief Executive Officer. "We recorded solid recurring revenue and profit (excluding the one-time charge for the award in the Federal arbitration) and our product programs are moving forward as planned. We are on track to have our dual-mode 2G/3G HSDPA/HSUPA modem ASIC available in engineering samples by early fall 2007, making InterDigital one of only a few companies in the world with commercial terminal unit ASIC products with functioning HSDPA/HSUPA technologies."

    "We continue to have dialogue with unlicensed manufacturers and remain focused on growing our base of 3G licensees and, if necessary, vigorously defending our intellectual property as demonstrated by our recent ITC action against Nokia," added Mr. Merritt.

    Second Quarter Summary

    The company's second quarter 2007 pro forma(1) net income totaled $6.6 million, or $0.13 per share (diluted), excluding a $16.6 million charge relating to an award in the arbitration with Federal and related tax effects. On a U.S. GAAP basis, the company reported net loss of $4.4 million, or $0.09 per share, in second quarter 2007 compared to net income of $170.4 million, or $2.98 per share (diluted), in second quarter 2006. Second quarter 2006 net income included approximately $154.1 million, or $2.69 per share (diluted) related to the resolution of patent licensing matters with Nokia and Panasonic.

    Revenues in second quarter 2007 were $55.0 million compared to $296.6 million in second quarter 2006. Second quarter 2006 revenues included $240.0 million related to the Nokia and Panasonic matters. Recurring patent licensing royalties in second quarter 2007 were $52.6 million, compared to $54.9 million in second quarter 2006. The decline in recurring patent licensing royalties was driven by the absence of recurring 2G royalties from Sony Ericsson and Ericsson, partly offset by a $3.4 million increase in recurring royalties from other licensees. Technology solution revenue decreased to $0.6 million in second quarter 2007 compared to $1.7 million in second quarter 2006, due primarily to reduced activity under a development agreement with NXP that is nearing completion. Licensees that accounted for 10% or more of the $53.2 million of recurring patent license royalties and technology solution sales were LG (27%), Sharp Corporation of Japan (21%) and NEC Corporation of Japan (18%).

    Second quarter 2007 operating expenses of $63.9 million increased $27.9 million compared to second quarter 2006. The increase was primarily due to (i) a non-recurring $16.6 million charge relating to the Federal arbitration award, (ii) an increase in litigation and arbitration expenses, (iii) increased patent portfolio amortization, management and maintenance costs and (iv) increased investment in the development of the dual mode terminal unit ASIC. Excluding the charge associated with the Federal arbitration award, second quarter 2007 operating expenses totaled $47.3 million, compared to $43.6 million in first quarter 2007. The increase in second quarter 2007 operating expense over first quarter 2007 was due to higher litigation and arbitration expenses (which totaled $9.9 million), partially offset by a slight decrease in other operating expenses.

    Net interest and investment income of $2.3 million in second quarter 2007 decreased $1.6 million from second quarter 2006 due primarily to lower investment balances in second quarter 2007 following the completion of the company's $350 million share repurchase program.

    The company's second quarter 2007 tax provision reflected a tax benefit of $2.2 million compared to tax expense of $94.2 million in second quarter 2006. The second quarter 2007 effective tax rate was approximately 33%, including the effect of estimated future tax credits related to 2007 research and development activity. In second quarter 2006, the company's tax expense included amounts related to both U.S. statutory federal taxes and foreign withholding tax payments made in prior years, resulting in an effective rate of approximately 36%.

    Six Months Summary

    Pro forma net income for first half 2007 (which excludes a $16.6 million charge relating to an award in the arbitration with Federal and related tax effects) totaled $24.2 million or $0.48 per share (diluted). U.S. GAAP net income for first half 2007 totaled $13.3 million, or $0.26 per share (diluted) compared to $183.3 million, or $3.20 per share (diluted) in first half 2006. Of the first half 2006 net income, approximately $154.1 million, or $2.69 per share (diluted) related to the resolution of patent licensing matters with Nokia and Panasonic.

    Revenues were $122.8 million in first half 2007, compared to $348.2 million in first half 2006. First half 2006 revenues included $240.0 million of non-recurring revenue related to the Nokia and Panasonic matters. First half 2007 revenues included $11.2 million of non-recurring revenue associated with prior period sales of Sony Ericsson's covered 2G products identified in a routine audit. Recurring patent license royalties were $110.0 million in first half 2007, up from $104.5 million in first half 2006.

    During first half 2007, the company generated $90.8 million of free cash flow(2), compared to $288.8 million free cash flow in first half 2006. Free cash flow in first half of 2006 included $253.0 million related to the resolution of patent licensing matters with Nokia and $95.0 million related to a new patent license agreement with LG. First half 2007 free cash flow was driven by a patent license payment from LG totaling $95.0 million, offset in part by (i) $16.0 million of federal and foreign withholding tax payments, (ii) litigation and arbitration costs, (iii) patent related costs and (iv) investments in product development initiatives.

    First half 2007 operating expenses of $107.5 million increased $38.7 million from first half 2006 due primarily to (i) a $16.6 million charge relating to the Federal arbitration, (ii) a $7.6 million increase in litigation and arbitration expenses, (iii) increased patent portfolio amortization, management and maintenance costs and, (iv) higher investments in product development initiatives.

    Net interest and investment income of $4.9 million in first half 2007 decreased slightly from $5.4 million in first half 2006 due primarily to lower investment balances.

    The company's first half 2007 tax expense was $7.0 million, compared with first half 2006 tax expense of $101.6 million. The first half 2007 effective tax rate was approximately 34%, including the effect of estimated future tax credits related to 2007 research and development activity. In second half 2006, the company's tax expense included amounts related to both U.S. statutory federal taxes and foreign withholding tax payments made in prior years, resulting in an effective rate of approximately 36%.

    Expected Trends

    Scott McQuilkin, Chief Financial Officer, commented, "Based on the sales reports we have thus far, we expect solid recurring royalties in the third quarter 2007 from our diverse base of licensees as the sales of 3G products by our licensees continue to grow. As is our practice, we will provide an update on our expectation for third quarter 2007 revenue shortly, after we receive and review the applicable royalty reports and update our forecasts on anticipated revenue from work associated with technology solution agreements."

    "Our operating expenses, excluding patent arbitration or litigation costs, in second quarter were slightly lower than we had expected given a shift in the timing of some expenses related to our ASIC program," added Mr. McQuilkin. "We now expect to incur those expenses in third quarter, contributing to an increase in the 5 to 10 percent range over comparable second quarter 2007 operating expense and subsequently leveling out for the balance of the year. We believe that patent arbitration and litigation costs will continue to increase over the remainder of the year, although the actual level will be dependent on the amount of activity associated with these matters. Lastly, our book tax rate for the second half of the year will be dependent upon the relative proportions of our full year profitability and investment tax credits in 2007, but is expected to approximate 34%."

    About InterDigital

    InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits. For more information, please visit InterDigital's web site: www.interdigital.com.

    This press release contains forward-looking statements regarding our current beliefs, plans, and expectations with respect to: (i) growing our base of 3G licensees: (ii) our schedule for the delivery of engineering samples of our dual mode 2G/3G ASIC: (iii) the competitive advantage of our dual mode ASIC: (iv) third quarter 2007 revenue guidance: (v) third and fourth quarter 2007 operating expenses excluding patent arbitration/litigation expense: (vi) third and fourth quarter 2007 patent arbitration/litigation expense; (vii) our estimated book tax rate for the second half of 2007; and (viii) our third quarter recurring royalties. Words such as "will," "expect," "on track," "update," "anticipate," "continue to," "forecast," "estimate," "approximate," or similar expressions are intended to identify such forward-looking statements.

    Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to, those identified in this press release as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent licensing and technology solution agreements on acceptable terms; (iii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; (iv) unanticipated product development expenses and the timing of such expenses; (v) unanticipated difficulties or delays in the production or delivery of our ASIC engineering samples; (vi) changes in the technology preferences, needs, availability and pricing of competitive technologies and product offerings; (vii) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings, or adverse rulings in such legal proceedings; and, (viii) changes in our expectations of the amount and composition of full-year taxable income, changes in the amount of our 2007 U.S. federal research and experimental credit, changes in foreign and domestic tax laws or treatises, or changes in our tax planning strategies. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

    (1) Pro forma figures have been prepared to illustrate the exclusion of the impact of the expense relating to the Federal
Insurance arbitration. Refer to the pro forma income statement at the end of this release for further disclosures surrounding the company's presentation of pro forma net income and earnings per share.

    (2) InterDigital defines "free cash flow" as operating cash flow less purchases of property and equipment and investments in patents. A detailed reconciliation of free cash flow to GAAP results is provided at the end of this news release.


             SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
----------------------------------------------------------------------
                    For the Periods Ended June 30
             (Dollars in thousands except per share data)
                             (unaudited)


                                 For the Three    For the Six Months
                                  Months Ended           Ended
                                    June 30,            June 30,
                               ------------------ --------------------
                                 2007     2006      2007       2006
                               -------- --------- --------- ----------
REVENUES                       $55,006  $296,617  $122,824  $ 348,223
                               -------- --------- --------- ----------

OPERATING EXPENSES:
  Sales and marketing            1,879     1,561     3,975      3,385
  General and administrative     6,126     5,695    12,670     10,716
  Patents administration and
   licensing                    18,075    12,804    31,280     22,786
  Development                   21,193    15,887    42,977     31,897
  Arbitration award             16,612        --    16,612         --
                               -------- --------- --------- ----------
                                63,885    35,947   107,514     68,784
                               -------- --------- --------- ----------

  (Loss) income from
   operations                   (8,879)  260,670    15,310    279,439

NET INTEREST & OTHER
 INVESTMENT INCOME               2,272     3,914     4,905      5,422
                               -------- --------- --------- ----------

  (Loss) income before income
   taxes                        (6,607)  264,584    20,215    284,861

INCOME TAX BENEFIT (PROVISION)   2,201   (94,221)   (6,952)  (101,559)
                               -------- --------- --------- ----------

NET (LOSS) INCOME APPLICABLE
 TO COMMON
SHAREHOLDERS                   $(4,406) $170,363  $ 13,263  $ 183,302
                               ======== ========= ========= ==========

NET (LOSS) INCOME PER COMMON
 SHARE - BASIC                 $ (0.09) $   3.13  $   0.27  $    3.36
                               ======== ========= ========= ==========

WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING -
 BASIC                          46,957    54,397    48,362     54,590
                               ======== ========= ========= ==========

NET (LOSS) INCOME PER COMMON
 SHARE - DILUTED               $ (0.09) $   2.98  $   0.26  $    3.20
                               ======== ========= ========= ==========


  WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING -
   DILUTED                      46,957    57,128    50,379     57,358
                               ======== ========= ========= ==========


                          SUMMARY CASH FLOW
                    For the Periods Ended June 30
                        (Dollars in thousands)
                             (unaudited)
----------------------------------------------------------------------
                            For the Three Months  For the Six Months
                                   Ended                 Ended
                                  June 30,             June 30,
                            -------------------- ---------------------
                              2007       2006       2007       2006
                            --------- ---------- ---------- ----------

Net (Loss) income before
 income taxes               $ (6,607) $ 264,584  $  20,215  $ 284,861
Taxes Paid                      (309)   (35,813)   (15,984)   (51,488)
Depreciation & amortization    7,296      4,951     14,473      9,622
Increase in deferred
 revenue                      12,428     60,687    116,516    286,215
Deferred revenue recognized  (27,078)   (71,028)   (58,185)  (100,936)
Increase (decrease) in
 operating working capital,
 deferred charges and other   29,579     (6,707)    43,868   (125,054)
Capital spending & patent
 additions                   (17,788)    (6,678)   (30,066)   (14,456)
                            --------- ---------- ---------- ----------
  FREE CASH FLOW              (2,479)   209,996     90,837    288,764

Asset acquisition                 --         --     (5,000)        --
Tax benefit from stock
 options                         905     11,105      3,330     14,317
Debt decrease                    (92)       (88)      (184)      (172)
Repurchase of common stock   (21,430)  (100,067)  (165,356)  (100,067)
Proceeds from exercise of
 stock options                 1,642     18,930      3,741     28,316
Unrealized gain (loss) on
 short term investments          268        (72)       299        (23)
                            --------- ---------- ---------- ----------
  NET (DECREASE) INCREASE
   IN CASH AND SHORT-TERM
   INVESTMENTS              $(21,186) $ 139,804  $ (72,333) $ 231,135
                            ========= ========== ========== ==========


                       CONDENSED BALANCE SHEET
----------------------------------------------------------------------
                        (Dollars in thousands)
                             (unaudited)

                                               June 30,   December 31,
                                                  2007        2006
                                               ---------- ------------
Assets
----------------------------------------------
Cash & short-term investments                  $  191,633 $    263,966
Accounts receivable                               105,511      131,852
Current deferred tax assets                        52,558       43,520
Other current assets                               16,348       14,464
Property & equipment and Patents (net)            101,276       87,178
Long-term deferred tax assets and non-current
 assets                                            39,894       23,096
                                               ---------- ------------
TOTAL ASSETS                                   $  507,220 $    564,076
                                               ========== ============

Liabilities and Shareholders' Equity
----------------------------------------------
Current portion of long-term debt              $      295 $        369
Accounts payable & accrued liabilities             63,339       50,150
Current deferred revenue                           74,941       70,709
Long-term deferred revenue                        214,994      160,895
Long-term debt & long-term liabilities             14,516        6,477
                                               ---------- ------------
TOTAL LIABILITIES                                 368,085      288,600

SHAREHOLDERS' EQUITY                              139,135      275,476
                                               ---------- ------------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY       $  507,220 $    564,076
                                               ========== ============

    The following Pro Forma statements of financial results exclude the expense associated with the Federal arbitration award and related tax expense items. The company has provided these pro forma figures here and elsewhere in this press release. Management regards the arbitration award as a non-recurring item not indicative of operating results for the period and believes that investors may share this viewpoint.


        PRO FORMA SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
                    For the Periods Ended June 30
             (Dollars in thousands except per share data)
                             (unaudited)
----------------------------------------------------------------------


                                        For the Three Months Ended
                                               June 30, 2007
                                      -------------------------------
                                                               Pro
                                        Actual   Adjustments   Forma
                                      ---------- ----------- --------
REVENUES                              $  55,006               $55,006
                                      ----------             --------

OPERATING EXPENSES:
  Sales and marketing                     1,879                 1,879
  General and administrative              6,126                 6,126
  Patents administration and
   licensing                             18,075                18,075
  Development                            21,193                21,193
  Arbitration award                      16,612     (16,612)       --
                                      ---------- ----------- --------
                                         63,885     (16,612)   47,273
                                      ---------- ----------- --------

  (Loss) income from operations          (8,879)     16,612     7,733

NET INTEREST & OTHER INVESTMENT
 INCOME                                   2,272                 2,272
                                      ----------             --------

  (Loss) income before income taxes      (6,607)     16,612    10,005

INCOME TAX BENEFIT (PROVISION)            2,201      (5,648)  (3,447)
                                      ---------- ----------- --------

NET (LOSS) INCOME APPLICABLE TO
 COMMON SHAREHOLDERS                  $  (4,406)     10,964   $ 6,558
                                      ========== =========== ========

NET (LOSS) INCOME PER COMMON SHARE -
 BASIC                                $   (0.09)                $0.14
                                      ==========             ========

WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING -BASIC               46,957                46,957
                                      ==========             ========

NET (LOSS) INCOME PER COMMON SHARE -
 DILUTED                              $   (0.09)                $0.13
                                      ==========             ========

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING - DILUTED             46,957                48,908
                                      ==========             ========


                                          For the Six Months Ended
                                                June 30, 2007
                                       -------------------------------
                                        Actual   Adjustments Pro Forma
                                       --------- ----------- ---------
REVENUES                                $122,824             $122,824
                                       ---------             ---------

OPERATING EXPENSES:
  Sales and marketing                      3,975                3,975
  General and administrative              12,670               12,670
  Patents administration and licensing    31,280               31,280
  Development                             42,977               42,977
  Arbitration award                       16,612    (16,612)       --
                                       --------- ----------- ---------
                                         107,514    (16,612)   90,902
                                       --------- ----------- ---------

  (Loss) income from operations           15,310     16,612    31,922

NET INTEREST & OTHER INVESTMENT INCOME     4,905                4,905
                                       ---------             ---------

  (Loss) income before income taxes       20,215     16,612    36,827

INCOME TAX BENEFIT (PROVISION)           (6,952)     (5,648)  (12,600)
                                       --------- ----------- ---------

NET (LOSS) INCOME APPLICABLE TO COMMON
 SHAREHOLDERS                           $ 13,263     10,964  $ 24,227
                                       ========= =========== =========

NET (LOSS) INCOME PER COMMON SHARE -
 BASIC                                     $0.27             $   0.50
                                       =========             =========

WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING -BASIC                48,362               48,362
                                       =========             =========

NET (LOSS) INCOME PER COMMON SHARE -
 DILUTED                                   $0.26             $   0.48
                                       =========             =========

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING - DILUTED              50,379               50,379
                                       =========             =========

    The company's short-term investments are comprised of high quality credit instruments including U.S. Government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors may share this viewpoint.

    This release includes a summary cash flow statement that results in the change in both our cash and short-term investment balances. One of the subtotals in the summary cash flow statement is free cash flow. The table below presents a reconciliation of this non-GAAP line item to net cash provided by operating activities.


                              For the Three Months For the Six Months
                                 Ended June 30,       Ended June 30,
                              -------------------- -------------------
                                 2007      2006      2007      2006
                              ---------- --------- --------- ---------

Net cash provided by
 operating activities         $  15,309  $216,674  $120,903  $303,220
Purchases of property,
 equipment & technology
 licenses                       (11,514)   (1,235)  (18,626)   (4,484)
Patent additions                 (6,274)   (5,443)  (11,440)   (9,972)

                              ---------- --------- --------- ---------
Free cash flow                $  (2,479) $209,996  $ 90,837  $288,764
                              ========== ========= ========= =========


    InterDigital is a registered trademark of InterDigital, Inc.


    CONTACT: InterDigital, Inc.
             Media Contact:
             Jack Indekeu, +1 (610) 878-7800
             jack.indekeu@interdigital.com
             or
             Investor Contact:
             Janet Point, +1 (610) 878-7800
             janet.point@interdigital.com